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                                                                    Exhibit (n)

           Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genworth Life Insurance Company of New York and
Policy Owners
Genworth Life of New York VL Separate Account 1:

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Statement of Additional Information.

Our report on the financial statements of Genworth Life Insurance Company of New York dated April 12, 2006 refers to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004.

/s/ KPMG LLP

Richmond, VA
April 19, 2006